UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2021

Progenity, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39334	27-3950390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4330 La Jolla Village Drive, Suite 200, San Diego, CA		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 293-2639

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PROG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Resignation

On June 24, 2021, John T. Bigalke notified the board of directors (the “Board”) of Progenity, Inc. (the “Company”) of his intent to resign as a member of the Board, effective June 30, 2021. Mr. Bigalke’s decision was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Director Appointment

On June 24, 2021, the Board appointed Surbhi Sarna as a member of the Board, effective July 1, 2021. Ms. Sarna will serve until the Company’s 2022 Annual Meeting of Stockholders or until her successor is duly elected and qualified.

Ms. Sarna, age 35, is currently a Visiting Partner at Y Combinator. In 2011, Ms. Sarna founded nVision Medical Corp (“nVision”), a healthcare company developing pioneering technology to enable early detection of ovarian cancer. She led the company from its inception and through its earliest days of product development, funding and initial clinical trials. In April 2018, nVision was acquired by Boston Scientific, and Ms. Sarna led the commercial effort of the nVision technology at Boston Scientific through July 2020. Prior to her founding of nVision, Ms. Sarna held a variety of roles in healthcare, including roles at BioCardia and Abbott Vascular. She has served as a member of the board of directors, audit committee and nominating and corporate governance committee of Penumbra, Inc. (Nasdaq: PEN), a medical device company, since July 2019. Ms. Sarna received a B.A. from the University of California, Berkeley.

In accordance with the Company’s outside director compensation policy, which is described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2021, Ms. Sarna will receive an annual cash retainer for her service as a member of the Board. In addition, Ms. Sarna will be granted an option to purchase shares of the Company’s common stock with a grant date fair value of $175,000 at an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Market on July 1, 2021. The shares underlying the option will vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of July 1, 2021, subject to Ms. Sarna’s continued service to the Company. She will also be granted a restricted stock unit award with a grant date fair value of approximately $175,000. The restricted stock units will vest in equal installments on the first, second, third and fourth anniversaries of July 1, 2021, subject to Ms. Sarna’s continued service to the Company. The equity awards will be made under the Company’s 2018 Equity Incentive Plan, as amended and restated to date. Ms. Sarna will enter into the Company’s standard form of indemnification agreement, which was previously filed by the Company as Exhibit 10.1 to the Company’s Form S-1/A filed on June 4, 2020.

There are no arrangements or understandings between Ms. Sarna and any other persons pursuant to which she was elected as a director of the Company. There are no family relationships between Ms. Sarna and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On June 30, 2021, the Company issued a press release announcing Ms. Sarna’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibits.

99.1	Press release, dated June 30, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2021	Progenity, Inc.

	By:	/s/ Harry Stylli, Ph.D.
Harry Stylli, Ph.D.
Chairman and Chief Executive Officer